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                                                                       Exhibit 5

                                                                January 18, 2002

General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia  22042-4523

Ladies and Gentlemen:

        We have acted as counsel to General Dynamics Corporation, a Delaware corporation (the "Company"), and to the subsidiaries of the Company named in
Schedule I hereto (the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of Floating Rate Notes due 2004 (the "Exchange Notes") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of August 27, 2001 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of August 27, 2001 (the "First Supplemental Indenture"), among the Company, the Guarantors and the Trustee. The Exchange Notes will be offered by the Company in exchange for all outstanding $500,000,000 Floating Rate Notes due 2004 of the Company (the "Outstanding Notes").

        We have examined the Registration Statement, the Indenture, the First Supplemental Indenture and the form of the Exchange Notes, which is set forth as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that each of the Indenture and the First Supplemental Indenture is the valid and legally binding obligation of the Trustee.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

        1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the First Supplemental



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Indenture in exchange for the Outstanding Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company.

        2. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the First Supplemental Indenture in exchange for the Outstanding Notes, the Guarantees will constitute valid and legally binding obligations of the Guarantors.

        Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law), (3) the implied covenant of good faith and fair dealing and (4) public policy.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, the law of the State of Illinois and the Federal law of the United States.

        We hereby consent to the filing of this letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                                        Very truly yours,



                                                        /s/ Jenner & Block, LLC



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                                   SCHEDULE I

                                   GUARANTORS

American Overseas Marine Corporation
Bath Iron Works Corporation
Electric Boat Corporation
General Dynamics Advanced Technology Systems, Inc.
General Dynamics Armament Systems, Inc.
General Dynamics Defense Systems, Inc.
General Dynamics Government Systems Corporation
General Dynamics Information Systems, Inc.
General Dynamics Land System Inc.
General Dynamics Ordnance and Tactical Systems, Inc.
Gulfstream Aerospace Corporation
Material Service Resources Company
National Steel and Shipbuilding Company